Exhibit 99.1

On November 24, 2014, HealthSouth Corporation hosted an investor conference call. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly. The audio archive of webcast is available at http://investor.healthsouth.com by clicking on an available link.

HealthSouth

Moderator:    Mary Ann Arico
November 24, 2014
11:00 a.m. ET

Operator:
Good morning, everyone, and welcome to HealthSouth’s conference call. At this time, I would like to inform all participants that their lines will be in a listen-only mode. After the speakers' remarks, there will be a question-and-answer period. If you would like to ask a question during this time, please press star, one your telephone keypad. You will be limited to one question and one follow-up question.

Today's conference call is being recorded. If you have any objections, you may disconnect at this time. I will now turn the call over to Mary Ann Arico, Chief Investor Relations Officer.

Mary Ann Arico:	Thank you, Laurie, and good morning, everyone. Thank you for joining us today for the Health South conference call to discuss the definitive agreement to acquire Encompass Home Health and Hospice.

With me on the call in Birmingham today are Jay Grinney, President and Chief Executive Officer; Doug Coltharp, Executive Vice President and Chief Financial Officer; Mark Tarr, Executive Vice President and Chief Operating Officer; John Whittington, Executive Vice President, General Counsel, and Corporate Secretary; Andy Price, Chief Accounting Officer; Ed Fay, Treasurer; and Julie Duck, Senior Vice President, Financial Operations.

Before we begin, if you do not already have a copy, the press release, the related 8-K filing with the SEC, and the supplemental sides are available on our website at www.healthsouth.com.

Moving to slide two, the safe harbor, which is also set forth in greater detail on the last page of the release. During the call, we will make forward-looking statements which are subject to risks and uncertainties, many of which are beyond our control. Certain risks, uncertainties, and other factors that could cause actual results to differ materially from management's projections, forecast, estimates, and expectations are discussed in the Company's SEC filings, including the Form 10-K for 2013, the Form 10-Q for first, second, and third quarters of 2014, and the Form 8-K filed earlier this morning and previous filings with the SEC. We encourage you to read them.

You are cautioned not to place undue reliance on the estimates, projections, guidance, and other forward-looking information presented. Statements made throughout this presentation are based on current estimates of future events and speak only as of today. The Company does not undertake a duty to update or correct these forward-looking statements.

Our slide presentation and discussion on this call will include certain non-GAAP financial measures. For such measures, certain disclosures are available on our website as part of the Form 8-K filed this morning with the SEC.

Before I turn it over to Jay, I would like to remind you that we will adhere to the one question and one follow-up question rule, to allow everyone to submit a question. If you have additional questions, please feel free to put yourself back in the queue.

And with that, I will turn the call over to Jay.

Jay Grinney:	Great. Thank you, Mary Ann, and good morning to those joining this morning's call.

Today we are very pleased to announce the acquisition of Encompass Home Health and Hospice, the nation's fifth-largest provider of Medicare-focused home health and hospice services, with approximately 5,000 dedicated employees who provide over 2.1 million patient visits annually from 140 locations in 13 states. Founded in 1998 by April Anthony, Encompass is a highly regarded company that is known for its talented and experienced management team, a strong corporate culture based on integrity and accountability, a consistent track record of clinical excellence and cost effectiveness, and an ability to consummate and integrate roll-up acquisitions.

For some time, we have stated that a component of our long-term growth strategy has been to expand into other, complementary post-acute services and have identified home health as the sector that was most appealing. The rationale for expanding into home health is predicated on two core beliefs.

The first is our belief that the highly fragmented home health industry is ripe for consolidation, which presents a compelling new growth platform for HealthSouth. Given the increasingly demanding home health regulatory environment and the evolution of the healthcare delivery system toward large, integrated, coordinated care models, we believe smaller, less sophisticated, less well-capitalized home care providers that lack scale will be squeezed out or marginalized.

The second core belief is that HealthSouth's competitive position in a future characterized by value-based purchasing and integrated delivery models will be significantly enhanced if we can provide a continuum of both high-quality facility-based and home-based post-acute services. In this “new world order” of coordinated care and coordinated payments, the arbitrary distinctions among facility-based post-acute providers, IRFs, LTACs and SNFs, that exist today solely to differentiate how they are paid by Medicare become obsolete as Medicare transitions its payments from a provider-specific, episodic basis to a population-based global basis. We believe ACOs and bundled payment arrangements will value post-acute companies that provide high-quality, cost-effective services in both facilities, for higher acuity patients, and homes, for lower acuity patients, and can provide this care in a coordinated and seamless manner. The partnership of Encompass and HealthSouth combines the nation's best-of-class home health operator with the nation's best-of-class inpatient rehabilitation operator to meet this emerging need.

We also have stated we would be disciplined when we expanded into complementary services ̶ that we would do so with the right opportunity at the right time. Inherent in this disciplined approach was our desire to acquire a company that shared our vision of the future, embraced a similar culture of integrity and respect, demonstrated an ability to provide high-quality, cost-effective care, and had a management team and operating platform that were scalable. We had been following the tremendous success of April Anthony and her team for several years, and when Cressey decided to launch the sale of Encompass, we knew this was the opportunity we had been waiting for.

Encompass will operate as a subsidiary of HealthSouth. We will keep the Encompass name, retain the Encompass management team, preserve the Encompass culture, maintain the Encompass headquarters in Dallas, and integrate HealthSouth's existing home health agencies into Encompass' operations.

The key to this transaction will be keeping the existing Encompass management team in place. April has done a fabulous job of assembling a talented and energetic group of executives. They are knowledgeable professionals, exhibit integrity, and are enjoyable people to be around. To ensure continuity, we have created an opportunity for Encompass' management investors to roll a portion of their equity into the new HealthSouth home health entity. They all have indicated they will do so which provides tangible evidence of their commitment to ensuring this transaction will be successful.

While our primary emphasis will be on accelerating the pace of Encompass' growth, there are modest cost synergies that will be realized initially, primarily by integrating HealthSouth's 25 home health agencies, and operational synergies that will be realized over time. 30 percent of our hospitals and 55 percent of Encompass’ locations are in overlap markets. The hospitals in these overlap markets refer approximately 21,000 patients on an annualized basis to various home health providers, with only 4 percent of those patients currently going to Encompass. By bringing our two companies together, we will be able to facilitate the introduction of Encompass and their superior level of care to our patients and their families, thereby enhancing these patients' complete recovery in their homes. Going forward, we will target home health acquisitions in the remaining HealthSouth markets. This creates an additional opportunity to capture home health discharges coming from our hospitals while mitigating the integration risks for Encompass as they enter these new markets.

We also believe there will be an opportunity to redirect patients who currently are being discharged to SNFs from our hospitals. Many of these patients go to a SNF because they, or their families, are not confident in their ability to manage their continued recovery in their homes. By offering the kind of higher quality home care services provided by Encompass, many of these patients will be able to go directly home, where they can be cared for in a safe, lower cost environment. We believe this value proposition will be especially appealing to ACOs and other coordinated care delivery models that focus on enhancing clinical outcomes and reducing readmission rates.

We are very excited about this opportunity and hope to close it at year end. The acquisition of Encompass allows our Company to add another growth vehicle by expanding into a complementary post-acute service line, to do so using low-cost debt, to strengthen our long-term competitive position in the evolving health care delivery system, and to be immediately accretive to our shareholders.

Doug will now address the accretive nature of this transaction, how we intend to fund it, and the impact it will have on our leverage.

Doug Coltharp:
Thank you, Jay, and good morning, everyone. Let me begin by saying that because Encompass is a private company and because the transaction is not yet closed, we are not able to provide detailed financial information on the company at this time. Post-closing, the HealthSouth home health business will be subject to segment reporting, and we will provide the same level of transparency and insight into our combined operations that are hallmarks of our investor relations program. Our acquisition of Encompass is expected to close at year end and remains subject to certain customary closing conditions, including Hart-Scott-Rodino approval.

As Jay indicated in his comments, Encompass has been successfully growing its business both organically and through acquisitions. Acquisition activity has continued through 2014, including the company's entry into Florida. Based on the current run rate for the Encompass business and the active acquisition pipeline, we expect Encompass to contribute approximately $75 million to HealthSouth's adjusted EBITDA in 2015. We also expect this transaction to be accretive to our 2015 EPS. The magnitude of that accretion will be based on, among other things, the final purchase price allocation, which impacts depreciation and amortization, and the financing structure, which impacts interest expense. We will provide a specific expectation for EPS accretion when we release our 2015 guidance.

The acquisition of Encompass will provide HealthSouth with a tax benefit having an NPV of approximately $40 million. The tax benefit primarily relates to the step-up in basis Encompass has realized on acquisitions it has completed. Net of this tax benefit, the purchase price of $750 million represents a multiple of approximately 9.5 times the expected 2015 adjusted EBITDA contribution.

As Jay mentioned, we have created a unique structure that allows April Anthony and other members of the Encompass senior management team to roll equity into the HealthSouth home health business. We have also developed an overall compensation structure for the Encompass management team that allows for further upside participation in the growth of our home health and hospice businesses. There is a cost associated with this program, and that cost will be borne by our home health business unit.

We intend to fund this acquisition with cash-on-hand and incremental debt. Over the past several years, we have systematically and deliberately repositioned our balance sheet, decreasing our financial leverage, lengthening debt maturities, and increasing the liquidity of our senior bank facilities. As a result, we are now poised to finance this acquisition in an accretive manner. We estimate our projected pro forma leverage upon closing will be approximately 3.5 times and believe the significant level of free cash flow generated by our business provides a clear path to return leverage to our target run rate of approximately three times, even as we continue to fund growth opportunities in both our IRF and the home health/hospice businesses.

We expect the incremental debt required to fund this transaction to be in the form of senior bank debt and/or new senior notes. We currently have in excess of $550 million available under our $600 million revolving credit facility and $75 million available under our term loan facility. Our credit agreement also includes an accordion feature, which provides for the expansion of the facilities by up to an incremental $300 million. The specific combination of bank financing and senior notes we utilize to fund the purchase will be determined in the weeks ahead.

And we'll now open the line for questions.

Operator:
At this time, I would like to remind everyone, if you'd like to ask a question, please press star, one on your telephone keypad. If your question has been answered and you wish to remove yourself from the queue, press the pound key. Again, we ask that you please limit yourself to one question and one follow-up.

Your first question comes from the line of Ann Hynes of Mizuho Securities.

Ann Hynes:	Good morning.

Jay Grinney:	Good morning, Ann.

Ann Hynes:	So I just wanted to dig into the $75 million EBITDA estimate. Does that include synergies, or does it not include synergies?

Doug Coltharp:
As Jay mentioned in his comments, we're not anticipating a great deal of synergies. There will be some modest synergies related to the integration of our home health business into Encompass, but this is not a cost savings type of play. We believe that we have acquired a company that has a highly scalable management team and infrastructure, and our intent is to use it as another growth vehicle.

With regard to the in-market synergies, we would expect to start realizing some of those as soon as next year, but that's a longer-term play.

Ann Hynes:
All right. And then can we just talk about the reimbursement of home health? I know that you guys have been talking about getting into this business for a while, but the reimbursement risk has really kept you at bay. Can you just talk about the outlook over the next few years for us?

Jay Grinney:
Yeah, if you look at what the net pricing adjustment is expected to be in 2015, it's about minus 0.7 percent, and then it's about a 1.2 percent reduction in '16 and '17. And so our view on this is as follows.

First, we now have certainty on what -- or appreciation for what the magnitude of the reductions might be. But more importantly, we have seen that Encompass has been able to grow in that kind of environment. And so, you know, our view is that long-term home health is going to be an extremely integral part of the delivery system.

And I guess one of our, you know, considerations could have been let's wait. Let's wait until all the price reductions are fully realized, and then let's enter at that point. Our additional belief is that not all home health providers are created equally. We've been following Encompass for some time. We believe that what they have created in their operating platform -- their focus on high-quality care, the integrity of their operations -- really sets them so far apart from all of the other home care providers out there that we felt that this was the right time and the right opportunity to make the move into home health.

Operator:	Your next question comes from the line of John Ransom of Raymond James.

John Ransom:	Hi, good morning.

Jay Grinney:	Morning, John.

John Ransom:	Could you talk about their IT business and whether or not that's coming with the transaction or not?

Jay Grinney:	So the IT business that you're referring to is Homecare Homebase. That was a separate company that was sold last year. It is utilized by Encompass.

John Ransom:	OK.

Doug Coltharp:	It was sold to the Hearst Company, and Encompass has a long-term contract for the continued utilization of that.

John Ransom:
Now, looking at their EBITDA next year and looking at trailing 12-month revenue, it looks like their EBITDA margin's over 20 percent. I know the trailing is not the right number, but could we get a sense of '15 revenue versus what the trailing is, if there are any timing differences? And then, secondly, how do we explain the fact that margins are basically double what the industry’s are?

Doug Coltharp:
Well, you've hit on the key point, John, which is you have an apple and an orange there. The revenue number that we've given was an LTM number at the end of October. And there's been significant acquisition activity during the course of 2014, including for this company a relatively large acquisition in the state of Florida that's not fully reflected in that number.

We're not in a position to provide a 2015 revenue forecast at this point in time, but the estimate that we've given you for the EBITDA contribution takes into account the run rate of the business, as well as we believe it is a reasonable assumption for their continued acquisition activity based on the pipeline that they have in place right now for 2015.

John Ransom:	And then I'll drop after this. What's the mix of that revenue -- Medicare, commercial, Medicaid?

Doug Coltharp:	It looks a lot like our core business. Medicare is the largest piece of it at about 80 percent.

John Ransom:	OK, thank you.

Jay Grinney:	Yep.

Operator:	Our next question comes from the line of Matthew Gilmore of Robert W. Baird.

Matthew Gilmore:
Hey, good morning. Thanks for taking the question. Jay, if you think about the medium-term EBITDA growth targets for HealthSouth of 4 percent to 8 percent, how does Encompass fit into that equation? And I assume this would enhance the growth model with M&A, but just curious how you're thinking about those ranges with Encompass. Or should we just sort of stay tuned until you give guidance?

Jay Grinney:
Yeah, I think it's better to stay tuned until we provide the 2015 guidance. But certainly as we look at Encompass and we look at what they've been able to accomplish over the last couple years, we are very encouraged by our belief and their confidence that they can continue to grow EBITDA.

We see this as a new and exciting growth platform for the Company. And I think it's very important to stress this in no way takes away our focus on continuing to grow our inpatient rehabilitation platform. So we now have really two growth vehicles that we'll be able to expand and to bring value from going forward.

Matthew Gilmore:
OK, and then just as a quick follow-up to the IT platform question that John raised. Can you describe some of the tools that they have and maybe how that IT platform compares to what a traditional homecare business operates under?

Jay Grinney:
Yeah, and if you go to page nine of the supplemental slides, you'll see the description of the Homecare Homebase IT platform, which was developed by April Anthony and the team there at Encompass. And as you can see, it really is a fully integrated platform with both clinical, sales, compliance, and operations components.

And I think that as we go forward and as we better understand all of these capabilities, you know, I think we'll be in a better position to, you know, really clarify that. We are going to have at some point next year an opportunity to bring the Encompass team to an investor day. It'll probably be later in the year, once we get, you know, through and down the path of integrating these two operations. But the platform is considered the gold standard of IT platforms in the homecare industry.

Matthew Gilmore:	OK, great, thanks very much.

Jay Grinney:	Yep.

Operator:	Your next question comes from the line of Frank Morgan of RBC Capital Markets.

Frank Morgan:	Good morning, Jay.

Jay Grinney:	Good morning.

Frank Morgan:
In the slide deck -- I think it was on page six -- you talked about 4 percent of your HealthSouth discharges go to HealthSouth home health agencies today. Looking at the overlap of the two companies, I'm just curious. Have you thought about what would be the potential in terms of the actual patient volumes and maybe perhaps some revenue synergy targets you will have over the next several years of picking up incremental share in those overlap markets?

Jay Grinney:
Yeah, I think it's probably too early to nail that down. We do think it's significant, and we think it's significant for a couple of reasons. First, just the magnitude -- We do discharge quite a few patients to home care providers. And so that is an inherent opportunity, as I mentioned, in my comments. Immediately available will be the 21,000 or so that we discharged in those overlap markets.

So there's a small number of those patients that currently go to Encompass. And, you know, with Encompass now part of the HealthSouth platform, we will be paying a lot more attention to that discharge status to home health, particularly in those markets where we're participating in bundled payment arrangements. This really helps to mitigate some of that downstream risk.

And then the second reason that this is appealing to us and why we want to put a focus on it is because we do believe that the quality of care that Encompass provides truly is superior to what we see from other home care providers. And so we think that by focusing on these integration opportunities, it creates an opportunity to enhance the overall clinical outcome of our patients.

Frank Morgan:
OK, one more. In terms of the capital that you expect to deploy to keep the growth in that side of the business, do you have any numbers in mind in terms of dollar amount that you would look to fund on their acquisition strategy going forward?

And then last one is just, what's the mix between home health and hospice? Thanks.

Jay Grinney:
On the capital required, we think that it will be substantially funded through the cash flow of Encompass. I mean, they have been able to do that consistently on a historic basis. If we think that there are additional opportunities, we'll be able to fund that. But it's certainly well within our free cash flow generating abilities to fund this and to continue to fund as aggressively as we have in the past the growth of our inpatient rehabilitation platform.

Doug Coltharp:
Frank, the current mix of the business is about 90 percent home health and about 10 percent hospice. Encompass was very, very deliberate with its move into the hospice space. They really wanted to make sure that they had vetted the model thoroughly to ensure that there was a reasonable margin that could be sustained in that business. They believed that they have proved that out. So we would expect over time to see the hospice business grow faster than home health, but not in a way that is going to materially alter the mix of the business.

Frank Morgan:	Thanks.

Operator:	Your next question comes from the line of Gary Lieberman of Wells Fargo.

Gary Lieberman:	Good morning. Thanks for taking the question.

Jay Grinney:	Good morning, Gary.

Gary Lieberman:	Hi, how are you?

Jay Grinney:	Good.

Gary Lieberman:
Just going back to the questions on the margins -- that was helpful commentary about the rate of recent acquisitions. Is there any reason to believe that the margins would be dramatically different from the home health companies that are out there? Or, should it be within kind of that range at 10 percent?

Doug Coltharp:
You know, I think as we've cited in our materials, Encompass is a best-of-class operator, both with regard to quality of outcomes and also its cost efficiencies, which are two characteristics that they share with our core IRF business. So that -- you know, I think what you're going to see is an industry-leading margin.

Gary Lieberman:	OK. And then could you talk a little bit about how the equity that's going to get rolled into the home health entity by the management team?

Doug Coltharp:
Yeah, it's going to work very much like you would see in a PE-sponsored deal, which is they're going to do a tax-free rollover of a portion of the equity that they have in the existing business, which is owned by Cressy and Company. That will be an equity interest in a subsidiary of HealthSouth. And then their liquidity vehicle for that will be a series of put options. We'll have a reciprocal call option. And the value of that equity at such time an option is exercised is subject to a fair-market value determination.

Gary Lieberman:	OK. And will there be certain benchmarks, I guess, associated with how that works?

Doug Coltharp:	I'm sorry, Gary, I didn't catch the question.

Gary Lieberman:	Will there be certain benchmarks, I guess, for management in terms of meeting EBITDA goals and such?

Doug Coltharp:
On the equity roll, it's going to be just subject to a fair-market value determination, which is basically a market multiple times the EBITDA of that business. I mentioned in my comments that there are other forms of compensation tied to the performance of that subsidiary, and all of those will have very specific performance benchmarks.

Gary Lieberman:	OK, great. Thanks very much.

Operator:	Your next question comes from the line of Darren Lehrich of Deutsche Bank.

(Dana Nenton):	Hi, good morning. It's (Dana Nenton) in for Darren. As it relates to the growth opportunity with Encompass, you know, how do you plan to expand the Encompass footprint over your existing footprint? And, you know, maybe what does the pipeline look like today and if you're able to accelerate that, you know, how does that shape up?

Jay Grinney:
So they have an existing pipeline that is very robust. I think that the opportunity for us, then, going forward is to identify the non-overlap markets and to pursue acquisitions in those markets. In talking with the team there at Encompass, they already had identified certain markets where we are today and they want to enter into those markets as potential targets.

So, you know, I think it will certainly require some integration. You know, we're just announcing that we've signed the definitive agreement. We haven't closed. We're not operating together yet. But certainly that's going to be one of the objectives is to merge our needs for homecare in markets where we think there's a great opportunity with their objectives for growth.

(Dana Nenton):	OK, great, thank you.

Operator:	Your next question comes from the line of (Chad Vanacor) of Stifel.

(Chad Vanacor):	Good morning.

Jay Grinney:	Morning.

(Chad Vanacor):	So staying with the theme of how you plan to expand, do you think it's more likely you'll look for larger portfolios or expand by tuck-ins?

Jay Grinney:
You know, I don't want to rule anything out right now. We'll be looking at a broad range of growth opportunities. But, you know, I've said for quite some time that I felt that home health was a compelling opportunity for the company, not only the long-term strategic benefit of having a facility base, but in a home base provider. But there are, I believe, enough reasons why some of the smaller operators are just not going to be able to survive in the evolving delivery system.

Some of those are going to be smaller tuck-ins. There may be larger portfolios out there. The opportunity to bring our balance sheet to Encompass gives them and us a much broader range of acquisition opportunities to pursue.

The good news is -- and the thing that we have been very pleased with -- is the scalable nature of their operating platform and their management team. I mean, April Anthony has assembled an incredibly strong team. They've all -- as I indicated in my remarks and as Doug has said -- they're all signing up to participate in this rollover. They're going to be the team going forward. And so I think that combining our resources with theirs creates an opportunity to look at a very broad landscape of growth opportunities.

(Chad Vanacor):	OK, and then it looks like Encompass has a small pediatric business. Does that fit with your model? Do you want to keep growing that? Or would you look to dispose of that business?

Jay Grinney:	No, no, no, we would definitely keep that.

Doug Coltharp:	But it is likely to stay relatively small.

(Chad Vanacor):	All right, thanks for your time.

Operator:	Your next question comes from the line of (Rich Glass) of Deutsche Bank.

Jay Grinney:	Hey, (Rich).

(Rich Glass):	Well, you guys answered them all, but nice deal.

Jay Grinney:	Great.

Doug Coltharp:	Thank you.

Jay Grinney:	Thank you, (Rich).

Operator:	Once again, if you'd like to ask a question, please press star, one. Your next question comes from the line of Kevin Fischbeck of Bank of America Merrill Lynch.

Jay Grinney:	Morning, Kevin.

(Joanna Gajuk):
And good morning. Actually, this is (Joanna Gajuk) sitting in for Kevin. Thanks for taking the questions here. Just a follow-up on the reimbursement comment for home health specifically, which, you know, we agreed that (inaudible) visibility there, but, you know, how confident are you that, you know, we are at the end of the line for, you know, a cut for home health? Because, you know, based on the reading of the CMS regs here, you know, we feel like there's still some potential for additional cuts there, so can you just comment how you view that?

Jay Grinney:
Yeah, if there are additional cuts that means there are going to be additional growth opportunities. I mean, the reality is that home health today has over 12,000 providers. Many of them have revenues less than $5 million. So it's an industry characterized by a lot of mom-and-pop operators.

And in that environment -- and it's one of the reasons why I think some people are -- you know, really don't even like the industry -- the hard core fact is it. Because it's so fragmented, there are so many smaller operators, there are a lot of operators out there that are very inefficient. There are many that are kind of below the radar in terms of how they conduct their business from a compliance standpoint and so on.

And then you've got Encompass, which is at the other end of the spectrum. They are best-of-class, highly ethical, high integrity, high quality, disciplined cost structure, and it's really -- they're the gold standard for what the industry ought to be and what the industry deserves and what the patients deserve.

So if there are additional rate cuts, I am absolutely confident that the Encompass team will be able to grow through that easily, will be able to take share easily, and will be able to eventually reposition the industry from one that everybody kind of looks at with some skepticism because of that fragmented nature -- because of the fact that there are so many lower quality providers in that space -- that, you know. We believe that by having the affiliation with Encompass, we're going to actually be able to increase the profile for home health in general.

And the reason we think it's important is because it is the lowest cost setting. And as we think about the delivery system and the evolution of the delivery system, that's going to become even more important in the future than it is today.

And I think that to the extent that the kind of quality and the standards that Encompass is able to provide, to the extent that becomes sort of the norm instead of what we have today, I think we're all better off.

(Joanna Gajuk):	Thanks for the color. And just so I'll one more here, anything -- you know (inaudible) that spurred, you know, the decision to diversify now versus before, like any --

anything you see there in terms of maybe your relationships with payors that sort of is driving this decision, you know, to do it now? Thank you.

Jay Grinney:
Yeah, the decision. To be very clear, the decision to move now is 100 percent based on the fact that Encompass was being marketed for sale. That is absolutely the reason. I mean, could we have looked at other home care providers? But we identified Encompass probably four years ago as the best-of-class.

We know what the rest of the industry looks like. We know what Encompass looks like. And we made the decision then we're going to bide our time. And, you know, we've had so many of these conference calls when people have asked us about home health and why aren't you buying. We didn't find anything we wanted to buy. There wasn't an asset out there that had the characteristics that Encompass has.

And I firmly believe that they are best-of-class. And so the reason to move now is a function of its actionability. It was available. It wasn't available before, so we didn't make a move. If it wasn't for sale, we wouldn't be making this move. But it was, fortunately, and, you know, we made the decision this was the right asset, and we decided to make that move, and I think this is going to be a great transaction for the Company.

(Joanna Gajuk):	Great, thanks for the color.

Operator:	At this time, there are no further questions. I'll now return the call to Mary Ann Arico for any additional or closing remarks.

Mary Ann Arico:	Thank you, Laurie. If you have additional questions, I will be available later today. Please call 205-969-6175. Thank you for your time.

Jay Grinney:	Thanks, everyone.

Operator:	Thank you for participating in HealthSouth's conference call. You may now disconnect.

END